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                                                                     EXHIBIT 4.3

                              EMPLOYMENT AGREEMENT

            AGREEMENT dated as of the 29th day of August 1997 by and between ME ACQUISITION CORP., a Delaware corporation (the "Company"), and Howard Zwilling (the "Employee").

                              W I T N E S S E T H:

            WHEREAS, the Company, a wholly owned subsidiary of Norton McNaughton, Inc., a Delaware corporation ("Norton"), and certain other parties (which parties include the Employee) simultaneously herewith are entering into an Agreement of Purchase and Sale dated as of August 29, 1997 (the "Purchase Agreement"), providing, inter alia, for the purchase by the Company of substantially all of the assets of Miss Erika, Inc., a Delaware corporation ("Miss Erika"); and

            WHEREAS, the Employee desires to continue in the employ of the Company subsequent to the consummation of the transactions contemplated by the Purchase Agreement; and

            WHEREAS, in order to induce the Company to enter into, and to consummate the transactions contemplated by, the Purchase Agreement, the Employee desires to enter into this Agreement; and

            WHEREAS, the Company desires to secure the employment of the Employee with the Company subsequent to the consummation of the transactions contemplated by the Purchase Agreement, and to enter into this Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

            1. Employment, Term.

            1.1 The Company agrees to employ the Employee, and the Employee agrees to serve in the employ of the Company, for the term set forth in Section 1.2, in the positions and with the responsibilities, duties and authority set forth in Section 2 and on the other terms and conditions set forth in this Agreement.

            1.2 The term of the Employee's employment under this Agreement (the "Term") shall commence on the Closing Date (as defined in the Purchase
Agreement) and, unless sooner terminated in accordance with this Agreement, shall expire (a) if the Company does not attain EBITDA (as defined
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in the Executive Bonus Plan, as defined in Section 3.2 below, except that EBITDA for purposes of this Section 1.2 shall be determined after reduction for the Bonus Pool (as defined in the Executive Bonus Plan) for the applicable fiscal year) averaged for the fiscal years ending October 31, 1998 and November 6, 1999 of $5,500,000 or more (the "EBITDA 2-Year Target"), on such date (the "Notice Date"), not earlier than November 6, 1999, on which the Chairman of the Board, the President or the Chief Financial Officer of Norton delivers to the Employee a written statement that the EBITDA 2-Year Target has not been achieved (the Closing Date through the Notice Date, hereinafter the "Initial Term"); or (b) if the Company attains the EBITDA 2-Year Target, on October 31, 2001 (November 7, 1999 through October 31, 2001, hereinafter the "Extended Term").

            2. Positions, Duties. The Employee shall serve in the position of President and Chief Operating Officer of the Company. As such, subject to the ultimate control of the Chairman of the Board of the Company, the Vice Chairman of the Board of the Company, and the Board of Directors of the Company, the Employee, together with the Chief Executive Officer of the Company, shall have day-to-day management control over the Company's business and operations, including without limitation, sales practices, price of merchandise, inventory matters, mark-down allowances, customer discounts, and the hiring, firing and compensation (including levels of participation by employees of the Company in any profit sharing plan established by the Company) of other employees of the Company, all with authority and discretion consistent with past practices of Miss Erika. The Employee shall perform, faithfully and diligently, such duties, and, subject to the prior sentence, shall have such other responsibilities, appropriate to said position, as shall be assigned to him from time to time by the Chairman, the Vice Chairman or the Board of Directors of the Company. The Employee shall report to the Chairman and the Vice Chairman of the Company. The Employee shall devote his complete and undivided attention to the performance of his duties and responsibilities hereunder during the normal working hours of executive employees of Norton.

            3. Compensation.

            3.1 Salary. During the Term, in consideration of the performance by the Employee of the services set forth in Section 2 and his observance of the other covenants set forth herein, the Company shall pay the Employee, and the Employee shall accept, a salary at a rate of $425,000 per annum, payable in accordance with the standard payroll practices of the Company. If the Company attains EBITDA for
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any full fiscal year ending during the Term of $6,000,000 or more (the "EBITDA
Target"), the salary beginning on the first day of the immediately succeeding fiscal year during the Term, if any, shall be increased to $460,000 per annum, and if the Company attains an average EBITDA for any two consecutive full fiscal years ending during the Term of $6,000,000 or more, the salary beginning on the first day of the immediately succeeding fiscal year during the Term, if any, shall be increased to $500,000 per annum.

            3.2 Bonus. During the Term, in addition to the salary provided for in Section 3.1, (i) the Employee shall be eligible to participate in the ME Acquisition Corp. Bonus Plan for Senior Executives (the "Executive Bonus Plan"), a copy of which is attached hereto as Exhibit A and the terms of which are incorporated herein by reference, (ii) the Employee shall be allocated a percentage of the Bonus Pool (as defined in the Executive Bonus Plan), which percentage shall be not less than 33.335% of the Bonus Pool, subject to the terms and conditions of the Executive Bonus Plan and this Agreement; provided, however, that the Employee may, upon written notice to the Company, elect to transfer all or a portion of his allocation of the Bonus Pool to the other participants in the Executive Bonus Plan, and the Company agrees to pay such transferred allocation to the other participants in the Executive Bonus Plan in accordance with the written direction of the Employee and otherwise in accordance with terms and conditions of the Executive Bonus Plan, and (iii) either (a) the Employee shall receive a cash bonus in an amount which, net of taxes payable by the Employee in respect of such amount, shall be equal to the amount which would have been contributed on behalf of the Employee with respect to the Miss Erika, Inc. Profit Sharing Plan (the "Miss Erika Plan"), as in effect on the date hereof and as administered in accordance with the past practices of Miss Erika, which cash bonus shall be payable within 120 days following the close of each full fiscal year of the Company ending during the Term or (b) the Employee shall be eligible to participate in a tax-advantaged profit sharing plan of the Company established on substantially similar terms and conditions (including levels of contributions) as the Miss Erika Plan. It is understood and agreed by the parties that, during the Term, the percentage referred to in Sections 4.1 and 4.2 of the Executive Bonus Plan shall be fifteen percent (15%).

            3.3 Stock Options.

                  (a) Grant. On the Closing Date, the Company shall cause to be granted to the Employee by the Board of Directors of Norton as of the Closing Date, options to
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purchase an aggregate of 50,000 shares of common stock, par value $.01 per share
(the "Common Stock"), of Norton, at an exercise price per share equal to the fair market value of the Common Stock on the Closing Date (the "Options"). The Options shall be fully vested and exercisable on and after the Closing Date.

                  (b) Term of Options. Except as provided below, the term of the Options shall be ten years.

                  (i) If the Employee's employment with the Company terminates pursuant to Section 6.1, is terminated by the Company or the Employee pursuant to Section 6.2, is terminated by the Company pursuant to Section 6.4, is terminated by the Employee pursuant to Section 6.6, or terminates for any other reason (except as provided in clause (ii) below) the Options may be exercised by the Employee (or his estate or legal representative) within one year after such termination; and

                  (ii) In the event of termination of the employment of the Employee with the Company (a) by the Company pursuant to Section 6.3 or (b) by the Employee other than pursuant to Sections 6.1, 6.2 or 6.6, no Options shall be exercisable.

                  (c) Adjustments. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of Norton, issuance of warrants or other rights to purchase Common Stock, the Board of Directors shall, in such manner as it may deem equitable, adjust the number of shares of Common Stock (or other securities or property) subject to the Options, the exercise price with respect to any Options, or all of the foregoing.

                  (d) Registration of Shares. Norton shall, as promptly as practicable following the commencement of the Employee's employment hereunder, file a registration statement on Form S-8, or any successor to such Form, with respect to the shares of Common Stock covered by the Options.

            3.4 Bonus Options. During the Term, in addition to the salary provided for in Section 3.1, the Employee shall be eligible to receive Bonus Options (as defined in the Executive Bonus Plan) in accordance with the terms set forth in the Executive Bonus Plan.
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            4. Expense Reimbursement. During the Term, (i) the Company shall reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, upon the presentation of proper accounts therefor in accordance with Norton's policies and (ii) the Company shall pay for the benefit of the Employee all reasonable and necessary expenses incurred by him in the ordinary and usual course of business and in accordance with Norton's policies (in any case, as such policies are adopted from time to time by the Compensation Committee of Norton).

            5. Benefits.

            5.1 Benefit Plans. During the Term, the Employee shall be entitled to participate in all employee benefit plans and programs offered by Norton, subject to the provisions of such plans and programs as in effect from time to time.

            5.2 Life Insurance. During the Term, provided that such is available on commercially reasonable terms, the Company will provide the Employee with $1 million term life insurance coverage. The beneficiary of such coverage shall be the Employee's estate or other beneficiary designated by the Employee.

            5.3 Disability Insurance. During the Term, the Company shall provide the Employee with disability insurance providing the same monthly disability benefit as provided to the Chief Executive Officer of Norton; notwithstanding the foregoing, the annual expenditure by the Company for disability insurance premiums for the Employee shall not exceed the annual expenditure by Norton for disability insurance premiums for the Chief Executive Officer of Norton.

            5.4 Medical Insurance. For the period commencing on the termination of the Term (other than as a result of the termination of the Term by the Company pursuant to Section 6.3 and other than as a result of the termination of the Term by the Employee other than pursuant to Sections 6.1, 6.2 or 6.6) until the death of the Employee, the Company agrees to provide the Employee and the Employee's wife with coverage under the medical plan of the Company on the same terms and conditions that coverage is generally available to employees of the Company.

            5.5 Vacation. During the Term, the Employee shall be entitled to paid vacation in accordance with Norton's policy for its executive employees.
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            6. Termination of Employment.

            6.1 Death. In the event of the death of the Employee during the Term, the Company shall pay to the estate or other legal representative of the Employee (a) the salary provided for in Section 3.1 accrued to the date of the Employee's death and not theretofore paid to the Employee and (b) any bonus payable in accordance with the terms of the Executive Bonus Plan. Rights and benefits of the estate or other legal representative of the Employee (a) with respect to the Options or the Bonus Options shall be determined in accordance with Section 3.3(b) or the Executive Bonus Plan, as applicable and (b) under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. Neither the estate or other legal representative of the Employee nor the Company shall have any further rights or obligations under this Agreement.

            6.2 Disability. If during the Term the Employee shall become incapacitated by reason of physical or mental disability and shall be unable to perform his normal duties hereunder for a cumulative period of six (6) months in any period of twelve (12) consecutive months, the employment of the Employee hereunder may be terminated by the Company or the Employee upon notice to the other. In the event of such termination, the Company shall pay to the Employee
(a) the salary provided for in Section 3.1 accrued to the date of such termination and not theretofore paid to the Employee and (b) any bonus payable in accordance with the terms of the Executive Bonus Plan. Rights and benefits of the Employee (a) with respect to the Options or the Bonus Options shall be determined in accordance with Section 3.3(b) or the Executive Bonus Plan, as applicable and (b) under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. Neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8, 9 and 10.

            6.3 Due Cause. The employment of the Employee hereunder may be terminated by the Company at any time during the Term for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Employee the salary provided for in Section 3.1 accrued to the date of such termination and not theretofore paid to the Employee and no bonus. Rights and benefits of the Employee (a) with respect to the Options or the Bonus Options shall be determined in accordance with Section 3.3(b) or the Executive Bonus Plan, as applicable and (b) under the benefit plans and programs of the Company shall be
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determined in accordance with the provisions of such plans and programs. After the satisfaction of any claim of the Company against the Employee incidental to such Due Cause, neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8, 9 and 10. For purposes hereof, "Due Cause" shall mean (a) the Employee's gross negligence or willful misconduct in bad faith in the discharge of his duties and responsibilities to Norton, the Company and any of their respective parent, subsidiary or affiliate corporations (collectively, the "Norton Group"), as determined by the Board of Directors of the Company, (b) the Employee's material and repeated failure to obey appropriate directions from the Chairman, Vice Chairman or Board of Directors of the Company, (c) any willful or purposeful act or omission of the Employee taken or omitted in bad faith and intended to materially injure, and which had the effect of materially injuring, the business or business relationships of any member of the Norton Group or (d) the Employee's conviction or other adjudication of (1) a felony or (2) any crime or offense involving fraud; provided, however, that the Employee shall be given written notice by a majority of the Board of Directors of the Company that it intends to terminate the Employee's employment for Due Cause under this Section, which written notice shall specify the act or acts upon the basis of which the majority of the Board of Directors of the Company intends so to terminate the Employee's employment, and the Employee shall then be given the opportunity, within fifteen (15) days of his receipt of such notice, to have a meeting with the Board of Directors of the Company to discuss such act or acts.

            6.4 Other Termination by the Company. The Company may terminate the Employee's employment at any time during the Term for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 6.1, 6.2, 6.3 or 6.5, the Company shall, except as provided in Section 9(c), (a) pay to the Employee the Severance Amount (as hereinafter defined) in equal installments on a monthly basis over the Severance Term (as hereinafter defined), (b) pay to the Employee any bonus payable in accordance with the terms of the Executive Bonus Plan and (c) provide the Employee for the Severance Term with the same benefits then in effect under
Section 5. The Employee shall not be required to seek subsequent employment. Rights and benefits of the Employee with respect to the Options or the Bonus Options shall be determined in accordance with Section 3.3(b) or the Executive Bonus Plan, as applicable. Neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8, 9
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and 10. Any termination of this Agreement by the Company after the date hereof and prior to the Closing Date shall be treated as a termination of employment pursuant to this Section 6.4 as of the day following the Closing Date, provided that the Closing (as defined in the Purchase Agreement) shall have occurred.

            For purposes hereof, Severance Amount shall mean an amount equal to the sum of (i) the annual salary then in effect under Section 3.1 and (ii) the Average Bonus (as hereinafter defined), multiplied by the Severance Factor. Average Bonus shall mean the average of the bonuses, if any, paid to the Employee by the Company and/or Miss Erika in the two (2) full fiscal years of the Company and/or Miss Erika, as applicable, prior to the date of termination of employment of the Employee. Severance Factor shall mean a fraction, the numerator of which is the number of days remaining in the then-current Term plus 365, and the denominator of which is 365. Severance Term shall mean the number of days remaining in the then-current Term plus 365 days. For purposes of the foregoing, in determining the number of days remaining in the then-current Term, if termination under this Section 6.4 occurs during (i) the Initial Term, the then-current Term shall be determined without regard to the Extended Term; provided, however, that if following such termination the Company attains the EBITDA 2-Year Target for the fiscal years ending October 31, 1998 and November 6, 1999, the then-current Term shall be determined with regard to the Extended Term and appropriate adjustments shall be made in the then remaining monthly installments of the Severance Amount to be paid over the extended Severance Term to take into account such determination or (ii) the Extended Term, the then-current Term shall be the remaining number of days in the Extended Term.

            6.5 Non-Extension. If (A) the Initial Term is not extended for the Extended Term as a result of the failure to achieve the EBITDA 2-Year Target or if (B) the Initial Term is extended for the Extended Term pursuant to Section
1.2 and, upon the expiration of such Extended Term, the Company shall fail to offer employment to the Employee in the same position and with the same salary then in effect under Section 3.1 and participation in the Executive Bonus Plan on the same terms then in effect for an additional period of one year, in either case, the Company shall, except as provided in Section 9(c), (a) continue to pay to the Employee the salary then in effect under Section 3.1 for one year from the date of expiration of the Extended Term, (b) pay to the Employee the Average Bonus in equal monthly installments over such one year period (the amounts set
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forth in clauses (a) and (b), the "Section 6.5 Amount") and (c) provide the
Employee with the same Benefits then in effect under Section 5 for such one year period. The Employee shall not be required to seek subsequent employment. Rights and benefits of the Employee (a) with respect to the Options or the Bonus Options shall be determined in accordance with Section 3.3(b) or the Executive Bonus Plan, as applicable and (b) subject to this Section 6.5, under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs. Neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8, 9 and 10.

            6.6 Termination by the Employee with Good Reason. The Employee may at any time terminate his employment with the Company with Good Reason (as hereinafter defined) and may treat such as a termination of employment pursuant to and with the effects set forth in Section 6.4. For purposes hereof, Good Reason shall mean (i) the continued breach by the Company of a material provision of this Agreement for a period of 30 days after written notice of such breach by the Employee to the Company or (ii) a material and adverse diminution in the Employee's title or scope of duties as set forth in Section 2, which diminution shall continue for a period of 30 days after written notice thereof by the Employee to the Company.

            6.7 Termination by the Employee without Good Reason. The Employee may at any time upon at least 120 days prior written notice to the Company terminate his employment with the Company without Good Reason. Such termination shall be treated as a termination of employment pursuant to, including with the effects set forth in, Section 6.3; provided, however, that the Company hereby waives any claim it may have against the Employee incidental to the Employee's termination of his employment pursuant to this Section 6.7.

            7. Confidential Information.

            7.1 The Employee shall, during the Term and at all times thereafter, treat as confidential and, except as required in the performance of his duties and responsibilities under this Agreement, not disclose, publish or otherwise make available to the public or to any individual, firm or corporation any confidential material (as hereinafter defined), except, on a need to know basis, to the Employee's attorney, accountant or personal advisor. The Employee agrees that all confidential material, together
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with all notes and records of the Employee relating thereto, and all copies or facsimiles thereof in the possession of the Employee, are the exclusive property of the Company and the Employee agrees to return such material to the Company promptly upon the termination of the Employee's employment with the Company.

            7.2 For the purposes hereof, the term "confidential material" shall mean all information acquired by the Employee in the course of the Employee's prior employment with Miss Erika and in the course of the Employee's employment with the Company in any way concerning the products, projects, activities, business or affairs of the Company or any member of the Norton Group or the customers, suppliers or agents of the Company or any member of the Norton Group, including, without limitation, all information concerning trade secrets and the preparation of raw material for, manufacture of, and/or finishing processes utilized in the production of, the products or projects of the Company or any member of the Norton Group and/or any improvements therein, all sales and financial information concerning the Company or any member of the Norton Group, all customer and supplier lists, all information concerning projects in research and development or marketing plans for any such products or projects, and all information in any way concerning the products, projects, activities, business or affairs of customers of the Company or any member of the Norton Group which is furnished to the Employee by the Company or any of its employees (current or former), agents or customers, as such; provided, however, that the term "confidential material" shall not include information which (a) becomes generally available to the public or the apparel industry in general other than as a result of a disclosure by the Employee, (b) was available to the Employee on a non-confidential basis prior to his employment with the Company or (c) becomes available to the Employee on a non-confidential basis from a source other than the Company or any of its agents, franchisees, creditors, suppliers, lessors, lessees or customers provided that the Employee has no knowledge that such source is not bound by a confidentiality agreement with the Company or any of such agents or customers.

            8. Inventions. Any and all inventions, innovations or improvements ("inventions") made, developed or created by the Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of his employment with the Company which may be directly or indirectly useful in, or relate to, the business of the Company, shall be promptly
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and fully disclosed by the Employee to the Board of Directors of the Company and
shall be the Company's exclusive property as against the Employee, and the Employee shall promptly deliver to an appropriate representative of the Company as designated by the Board of Directors all papers, drawings, models, data and other material relating to any inventions made, developed or created by him as aforesaid. The Employee shall, at the request of the Company and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents or copyrights to the Company with respect to such inventions as are to be the Company's exclusive property as against the Employee or to vest in the Company title to such inventions as against the Employee. The expense of securing any such patent or copyright shall be borne by the Company.

            9. Non-Competition. (a) The Employee acknowledges that the services to be rendered by him to the Company are of a special and unique character.

            (b) In consideration of his employment hereunder, the Employee agrees, for the benefit of the Company, that he will not, during the period of his employment with the Company and thereafter for a period (A) of one (1) year commencing on the date of termination of his employment with the Company pursuant to Section 6.2 or 6.3, (B) of the greater of one (1) year commencing on the date of termination of his employment with the Company pursuant to Section
6.7 or the remainder of the then-current Term (without regard to the Extended Term if such termination occurs during the Initial Term), (C) during which the Employee receives payments of the Severance Amount pursuant to Section 9(c)(i) (in the case of a termination under Section 6.4 or 6.6) or (D) during which the Employee receives payments of the Section 6.5 Amount pursuant to Section 9(c)(ii) or 9(c)(iii) (in the case of a termination under Section 6.5), (1) engage, directly or indirectly, whether as principal, agent, distributor, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than (i) one percent (1%) of the stock or equity of any corporation the capital stock of which is publicly traded or (ii) five percent (5%) of the ownership interest of any limited partnership or other entity) or otherwise, anywhere in the United States, in any activity or business venture which is in competition with the business then conducted by the Company and any of its subsidiaries, (2) solicit or entice or endeavor to solicit or entice away from any member of the Norton Group any person who was an officer, employee, agent or consultant of any member of the Norton Group,
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either for his own account or for any individual, firm or corporation, and, if applicable, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of a member of the Norton Group, and the Employee agrees not to employ, directly or indirectly, any person who was an officer or employee of any member of the Norton Group or who by reason of such position at any time is or may be likely to be in possession of any confidential information or trade secrets relating to the businesses or products of any member of the Norton Group, or (3) solicit or entice or endeavor to solicit or entice away from any member of the Norton Group any customer or prospective customer of any member of the Norton Group, either for his own account or for any individual, firm or corporation (the activities set forth in clauses (1), (2) and (3) above, the "Non-Competition Activities").

            (c) In the event of termination of the employment of the Employee,

                  (i) pursuant to Section 6.4 or 6.6, the Company shall pay to the Employee the Severance Amount and other benefits set forth in Section 6.4 or
6.6 in which event the Employee shall not engage in the Non-Competition Activities for the Severance Term; provided, however, if the Employee engages in the Non-Competition Activities during the Severance Term, the Employee shall immediately notify the Company that he is engaging in the Non-Competition Activities, and the Company's obligation to pay the Severance Amount shall immediately cease. From and after the date on which the Employee engages in the Non-Competition Activities, the Company shall continue to pay to the Employee the salary in effect on the date of termination of the employment of the Employee under Section 3.1 for the remainder of the Severance Term and shall offset any amounts earned as a result of the Employee's engaging in the Non-Competition Activities (whether as an employee, consultant or otherwise) against such salary continuation by the Company which becomes payable after the first date on which the Employee engages in the Non-Competition Activities.

                  (ii) pursuant to clause (A) of the first sentence of Section 6.5, the Company shall pay to the Employee the Section 6.5 Amount and other benefits set forth in Section 6.5 in which event the Employee shall not engage in the Non-Competition Activities for one year; provided, however, if the Employee engages in the Non-Competition Activities during such one year period, the Employee shall immediately notify the Company that he is engaging in the Non-Competition Activities, and the Company's obligation to pay the Section 6.5 Amount shall immediately cease.
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                  (iii) pursuant to clause (B) of the first sentence of Section
6.5, the Company shall pay to the Employee or the Section 6.5 Amount and other benefits set forth in Section 6.5 in which event the Employee shall not engage in the Non-Competition Activities for one year; provided, however, if the Employee engages in the Non-Competition Activities during such one year period, the Employee shall immediately notify the Company that he is engaging in the Non-Competition Activities, and the Company's obligation to pay the Section 6.5 Amount shall immediately cease. From and after the date on which the Employee engages in the Non-Competition Activities, the Company shall continue to pay to the Employee the salary in effect on the date of termination of the employment of the Employee under Section 3.1 for the remainder of such one year period and shall offset any amounts earned as a result of the Employee's engaging in the Non-Competition Activities (whether as an employee, consultant or otherwise) against such salary continuation by the Company which becomes payable after the first date on which the Employee engages in the Non-Competition Activities.

            10. Equitable Relief, Etc.

            10.1 In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 7, 8 or 9, the Employee hereby consents and agrees that the Company shall be entitled to an injunction or similar equitable relief from any court of competent jurisdiction restraining the Employee from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Employee under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have with respect to any such breach or threatened breach.

            10.2 The Company and the Employee understand and agree that in any lawsuit or other proceeding between any of them with respect to Sections 7, 8 or 9 hereof, the prevailing party in such lawsuit or proceeding shall be entitled to recover from the other party in such lawsuit or proceeding, and such other party hereby agrees to pay such prevailing party, for all costs and expenses, including attorneys' fees, incurred by such prevailing party in the defense, prosecution or investigation of the matters which are the subject of such lawsuit or proceeding.

            11. Successors and Assigns.

            11.1 Assignment by the Company. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Company, as so defined.

            11.2 Assignment by the Employee. The Employee may not assign this Agreement or any part thereof without the prior written consent of a majority of the Board of Directors of the Company (other than the Employee if he is a member of such Board at the time); provided, however, that nothing herein shall preclude one or more beneficiaries of the Employee from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries", as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Employee (in the event of his incompetency) or the Employee's estate.

            12. Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York applicable to contracts to be performed entirely within such State.

            13. Entire Agreement. This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof. This Agreement supersedes all understandings and agreements, whether oral or in writing, if any, previously entered into by the Company with the Employee in any way relating to the employment of the Employee by the Company, including without limitation, the Purchase Agreement, all of which agreements and understandings are hereby terminated and all rights and entitlements thereunder are hereby waived and released.

            14. Amendment, Modification, Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by a representative of the Company (other than the Employee) who have been duly authorized by the Board of Directors of the Company to do so (other than the Employee if he is a member of such Board at the time). Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either party hereto in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

            15. Notices. Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently designate by like notice:

            If to the Company:

                  c/o Norton McNaughton, Inc.
                  463 Seventh Avenue
                  New York, New York  10018
                  Attention:  Chief Executive Officer

            If to the Employee:

                  Howard Zwilling
                  11 Wenwood Drive
                  Brookville, New York  11545

            16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall, except as provided in Section 10, be settled by binding arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York. The arbitration award shall include an award of attorneys' fees and costs to the prevailing party as determined by the arbitrator.

            17. Severability. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

            18. Authority. The Company represents and warrants to the Employee that the execution and delivery of this Agreement by the Company and the performance by the Company of its covenants and agreements hereunder have been duly authorized by all necessary corporate action and that this Agreement has been duly executed and delivered on behalf of the Company.

            19. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Employee or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company, may, in its sole discretion, accept other provision for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

            20. Subsidiaries, etc. The Employee shall be deemed to resign as an officer and director of the Company or of any parent, subsidiary or affiliate of the Company upon termination of his employment with the Company for any or no reason.

            21. Survivorship. The respective rights and obligations of the Employee and the Company hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

            22. Titles. Titles of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

            23. Counterparts. This Agreement may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which taken together shall be deemed one document.

                                      * * *

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              ME ACQUISITION CORP.



                              By  /s/ Sanford Greenberg
                                  ----------------------------------
                                  Title: Chairman of the Board


                              EMPLOYEE:



                                     /s/ Howard Zwilling
                              ----------------------------------
                                       Howard Zwilling

                                                                       EXHIBIT A

                         ME ACQUISITION CORP. BONUS PLAN
                              FOR SENIOR EXECUTIVES

            1. Establishment. This Plan, which shall be known as the ME Acquisition Corp. Bonus Plan for Senior Executives (the "Bonus Plan"), is hereby established by ME Acquisition Corp. (the "Company") to provide incentives for senior executives providing services to the Company and to aid the Company in retaining such senior executives upon whose efforts the Company's success and future growth depends.

            2. Administration. The Bonus Plan shall be administered by the Board of Directors of the Company (the "Board"). For purposes of administration, the Board, subject to the terms of the Bonus Plan, shall have plenary authority to establish such rules and regulations, to make such determinations and interpretations, and to take such other administrative actions as it deems necessary or advisable.

            3. Participants. The participants in the Plan shall be Stuart Bregman, Howard Zwilling, Roberta Ciacci, Elizabeth Moser, Kenneth Tse and Samuel Glaser, in each case for so long as such individual is employed by the Company pursuant to an Employment Agreement (as defined in the Agreement, as defined in Section 4 below) (each, a "Participant" and collectively, the "Participants"); provided, however, that nothing contained herein shall be construed as creating a contract or guarantee of employment for any Participant.

            4. Bonus Pool.

            4.1 For each of the fiscal years of the Company, provided that the EBITDA Target (as hereinafter defined) for such fiscal year shall have been attained, the Company shall establish a bonus pool in an amount equal to a percentage of EBITDA (as hereinafter defined) for such fiscal year as determined by the Board in consultation with Stuart Bregman and Howard Zwilling for so long as they are employed by the Company (the "Bonus Pool"); provided, however, that the Bonus Pool for any fiscal year shall not exceed that amount which, when deducted from EBITDA, would result in EBITDA for such fiscal year net of the Bonus Pool of less than $5,500,000.

            4.2 Notwithstanding the foregoing, in the event that the EBITDA Target is not achieved in any fiscal year, but EBITDA (calculated as otherwise provided herein) for such fiscal year and for the subsequent fiscal year equals or exceeds $11,000,000, then the Company shall establish a bonus pool in an amount equal to a percentage to be determined by the Board in consultation with Stuart Bregman and Howard Zwilling for so long as they are employed by the Company of combined EBITDA for such two fiscal years, which percentage of the combined EBITDA shall for purposes hereof constitute the Bonus Pool for such two fiscal years; provided, however, that the Bonus Pool for such two fiscal years shall not exceed that amount which, when deducted from the combined EBITDA, would result in the combined EBITDA for such two fiscal years net of the Bonus Pool of less than $11,000,000.

            4.3 As used herein: (i) EBITDA shall have the meaning set forth in the Agreement of Purchase and Sale dated as of September 3, 1997 (the "Agreement"), by and among the Company and the other parties thereto (which parties include certain of the Participants) for the appropriate fiscal year, without reduction for the Bonus Pool for such fiscal year contemplated by this Bonus Plan or for any expense attributable to the Bonus Options; and (ii) EBITDA Target shall mean, for each fiscal year, achievement of EBITDA of not less than $5,500,000. In the event of any change in the fiscal year of the Company, appropriate adjustments shall be made to the EBITDA Target in order to carry out the intent and principles of the Bonus Plan.

            5. Allocation of Bonus Pool. The Bonus Pool shall be allocated as specified in each Participant's Employment Agreement.

            6. Payment of Bonus. The bonus payable to each Participant (or his or her estate or other legal representative) for any fiscal year of the Company pursuant to this Bonus Plan shall be paid by the Company within 120 days following the close of such fiscal year.

            7. Termination of Employment.

            7.1 In the event of termination of the employment of a Participant pursuant to Section 6.1, 6.2, 6.4, 6.5 or 6.6 of his or her Employment Agreement prior to the end of any fiscal year of the Company, such Participant (or his or her estate or other legal representative) shall be entitled to a bonus for such fiscal year only as provided in this Section 7.1. The bonus to which the Participant (or his estate or other legal representative) shall be entitled for such fiscal year (which shall be payable at the time other Participants are paid their portion of the Bonus Pool for such fiscal year) shall be (i) in the event that the Bonus Pool is calculated pursuant to Section 4.1 of this Bonus Plan, an amount equal to the product of
(x) the bonus, if any, which would have been payable to the Participant pursuant to Sections 4.1 and 5 of this Bonus Plan for such fiscal year if the employment of the Participant had not so terminated, multiplied by (y) a fraction, the numerator of which is the number of days from the beginning of such fiscal year to the date of termination, and the denominator of which is 365; or (ii) in the event that the Bonus Pool is calculated pursuant to Section 4.2 of this Bonus Plan, an amount equal to the product of (x) the bonus, if any, which would have been payable to the Participant pursuant to Sections 4.2 and 5 of this Bonus Plan for such two fiscal years if the employment of the Participant had not so terminated, multiplied by (y) a fraction, the numerator of which is the number of days from the beginning of the first of such two fiscal years to the date of termination, and the denominator of which is 730.

            7.2 In the event of termination of the employment of a Participant pursuant to Section 6.3 of his or her Employment Agreement, such Participant shall not be entitled to a bonus for the fiscal year of the Company in which such termination occurs.

            7.3 In the event of termination of the employment of a Participant by the Participant for any reason, other than pursuant to Section 6.1, 6.2 or
6.6 of his or her Employment Agreement, such Participant shall not be entitled to a bonus for the fiscal year of the Company in which such termination occurs.

            7.4 No Participant shall be entitled to a bonus for any fiscal year of the Company subsequent to the fiscal year in which his or her termination of employment (for any or no reason) occurs.

            7.5 If any portion of the Bonus Pool shall not be allocated or paid by reason of this Section 7, such portion shall be retained by the Company or paid to other Participants or to new participants, all as determined by the Board in its discretion, after consideration of any recommended course of action submitted to the Board by the Chief Executive Officer and Chief Operating Officer of the Company.

            8. Bonus Options.

            8.1 Grant. For each $500,000 of EBITDA in excess of $6,000,000 attained by the Company in each of the fiscal years of the Company beginning with the fiscal year ending October 31, 1998, the Company shall cause to be granted to the Participants by the Board of Directors of Norton McNaughton, Inc., a Delaware corporation ("Norton"), options (the "Bonus Options") to purchase an aggregate of 28,000 (or such lesser number as shall be necessary to allocated Bonus Options in accordance with Section 8.2 below) shares of common stock, par value $.01 per share, of Norton (the "Common Stock"). The Bonus Options shall be granted, if at all, as of the last day of the applicable fiscal year and shall have an exercise price per share equal to the fair market value of the Common Stock on the date of grant.

            8.2 Allocation of Bonus Options. The Bonus Options shall be allocated 10,000 to Bregman, 10,000 to Zwilling, 3,000 to Ciacci, 2,000 to Moser, 2,000 to Tse and 1,000 to Glazer.

            8.3 Exercise. The Bonus Options shall be fully vested and exercisable on and after the date of grant.

            8.4 Term of Options. Except as provided below, the term of the Bonus Options shall be ten years.

                  (i) If a Participant's employment with the Company terminates pursuant to Section 6.1 of his or her Employment Agreement, is terminated by the Company or by the Participant pursuant to Section 6.2 of his or her Employment Agreement, is terminated by the Company pursuant to Section 6.4 of his or her Employment Agreement, is terminated by the Employee pursuant to Section 6.6 of his or her Employment Agreement, or terminated for any other reason (except as provided in clause (ii) below), the Bonus Options may be exercised by the Participant (or his estate or legal representative) within one (1) year after such termination; and

                  (ii) In the event of termination of the employment of a Participant (a) by the Company pursuant to Section 6.3 of his or her Employment Agreement or (b) by the Participant other than pursuant to Sections 6.1, 6.2 or
6.6 of his or her Employment Agreement, no Bonus Options shall be exercisable.

            8.5 Adjustments. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of Norton, issuance of warrants or other rights to purchase Common Stock, the Board of Directors shall, in such manner as it may deem equitable, adjust the number of shares of Common Stock (or other securities or property) subject to the Bonus Options, the exercise price with respect to any Bonus Options, or both.

            8.6 No Participant shall be entitled to Bonus Options for any fiscal year of the Company subsequent to the fiscal year in which his or her termination of employment (for any or no reason) occurs.

            8.7 In the event of termination of the employment of a Participant prior to the end of a fiscal year, pursuant to Sections 6.1, 6.2, 6.4, 6.5 or
6.6 of his or her Employment Agreement, such Participant (or his or her estate or other legal representative) shall be granted such Bonus Options for such fiscal year only as provided in this Section 8.7. The number of Bonus Options to which the Participant (or his or her estate or legal representative) shall be entitled for such fiscal year (which shall be granted at the time that the Bonus Options are granted to the other Participants) shall be equal to the product of
(x) the number of Bonus Options, if any, which would have been granted to the Participant pursuant to Sections 8.1 and 8.2 of this Bonus Plan for such fiscal year if the employment of the Participant had not so terminated, multiplied by
(y) a fraction, the numerator of which is the number of days from the beginning of such fiscal year to the date of termination, and the denominator of which is
365. The terms and conditions of any such Bonus Options shall be as otherwise provided in this Section 8.

            8.8 If any portion of the Bonus Options shall not be allocated or granted by reason of this Section 8, such Bonus Options shall be retained by the Company or granted to other Participants or to new participants, all as determined by the Board in its discretion, after consideration of any recommended course of action submitted to the Board by the Chief Executive Officer and Chief Operating Officer of the Company.